SUBADVISORY AGREEMENT

This SUBADVISORY AGREEMENT (“Agreement”) is dated as of January 13, 2025, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and J.P. MORGAN INVESTMENT MANAGEMENT INC., a Delaware corporation (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 13, 2025, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and may issue unlimited shares of beneficial interest in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and

WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is an “investment adviser” as defined under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment portfolio or portfolios of the Trust listed on Schedule A attached hereto (the “Portfolio(s)”), and the Subadviser is willing to furnish such services;

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1. Duties of the Subadviser. (a) The Adviser hereby engages the services of the Subadviser in furtherance of the Advisory Agreement with the Trust. Pursuant to this Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of a portion of the assets of each Portfolio listed on Schedule A attached hereto. The Subadviser will determine, in its discretion and subject to the oversight and review of the Adviser, the securities to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities. The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish and communicate to the Subadviser, and in compliance with (a) the objectives, policies, and limitations for the Portfolio(s) set forth in the Trust’s current prospectus and statement of additional information (together, the “Registration Statement”), and (b) applicable laws and regulations. The Subadviser shall manage the portion of the assets of a Portfolio allocated to it as if it was a separate operating portfolio and the provisions, representations and warranties of this Section 1 of the Agreement shall apply only to the portion of the assets of a Portfolio managed by the Subadviser.

The Subadviser represents and warrants to the Adviser that it will manage the portion of the assets allocated to it of each Portfolio set forth in Schedule A in compliance with all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments. Without limiting the foregoing, and subject to Section 12(c) hereof, the Subadviser represents and warrants that it will manage the portion of the assets allocated to it of each Portfolio in compliance with (a) the diversification requirements specified in the Internal Revenue Service’s regulations under Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”); (b) the provisions of the 1940 Act and rules adopted thereunder; (c) any applicable state insurance law that Adviser notifies the Subadviser is applicable to the investment management of the Portfolio; (d) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trust’s current Registration Statement as most recently provided by the Adviser to the Subadviser; and (e) the policies and procedures as adopted by the Trustees of the Trust and communicated to the Subadviser. The Adviser agrees that it, and not the Subadviser, shall be solely responsible for insuring that each Portfolio set forth in Schedule A managed by the Subadviser (i) qualifies as a “regulated investment company” under Subchapter M, chapter 1 of the Code; and (ii) complies with any limits in its current prospectus or statement of additional information concerning concentration of investments or the amount of assets that may be invested by the Portfolio in any one or more securities. Should the Adviser determine that the Portfolio is not in compliance with Subchapter M, chapter 1 of the Code, the Subadviser agrees to follow instructions of the Adviser to remedy such non-compliance. The Subadviser shall furnish information to the Adviser, as requested, for purposes of compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code.

The Subadviser further represents and warrants that to the extent that any statements or omissions made in any Registration Statement for the variable annuity contracts which offer the Portfolio(s) or shares of the Trust, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder (the “1933 Act”) and the 1940 Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

The Subadviser agrees: (a) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (b) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.

The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

The Subadviser also represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Portfolio(s) or other series of the Trust, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investment companies that are under common control with the Trust, concerning transactions of the Portfolio(s) in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d3-1 under the 1940 Act.

2. Custody of Assets. The Subadviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Portfolio. All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the Portfolio’s custodian. The Trust and Adviser shall have full responsibility for the payment of all taxes due on capital or income held or collected for the Portfolio and the filing of any returns in connection therewith or otherwise required by law. The Trust and Adviser shall direct the Portfolio’s custodian to comply with all investment instructions given by Subadviser with respect to the Portfolio. The Portfolio’s custodian shall provide the Subadviser with daily reports regarding the cash levels in the Portfolio. The Trust and Adviser shall provide Subadviser with reasonable advance notice of any subsequent changes in the Portfolio’s custodian.

3. Portfolio Transactions. (a) The Subadviser is responsible for decisions to buy or sell securities and other investments for a portion of the assets of each Portfolio, broker-dealers and futures commission merchants’ selection, and negotiation of brokerage commission and futures commission merchants’ rates. As a general matter, in executing portfolio transactions, the Subadviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Subadviser’s best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Subadviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm’s risk in positioning a block of securities. Subject to such policies as the Trustees may determine and, consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser’s having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser’s overall responsibilities with respect to such Portfolio and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio. The Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request, including but not limited to, reports prepared by independent third parties relating to the execution costs of such transactions. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Portfolio with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates’ fiduciary obligations to the Portfolio and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

(b) Notwithstanding Section 3(a) above, for such purposes as obtaining investment research products and services, covering fees and expenses, the Adviser may request the Subadviser to effect a specific percentage of the transactions in securities and other investments it effects on behalf of the Portfolio with certain broker-dealers and futures commission merchants. In designating the use of a particular broker-dealer or futures commission merchant, the Adviser and Subadviser acknowledge and agree that all brokerage transactions are subject to best execution. As such, the Subadviser will use its best efforts to direct non-risk commission transactions to a particular broker-dealer or futures commission merchant designated by the Adviser provided that the Subadviser obtains best execution. The Adviser acknowledges that the Subadviser may be unable to fulfill the Adviser’s request for direction for a number of reasons, including, but not limited to: (1) such direction may result in the Subadviser paying a higher commission, depending upon the Subadviser’s arrangements with the particular broker-dealer or futures commission merchant, or such other factors as market conditions, share values, capabilities of the particular broker-dealer or futures commission merchant, etc; (2) if the Subadviser directs payments of an excessive amount of commissions, the executions may not be accomplished as rapidly; (3) the Subadviser may forfeit the possible advantage derived from the aggregation of multiple orders as a single “bunched” transaction where the Subadviser would, in some instances, be in a better position to negotiate commissions; and (4) the Subadviser does not make commitments to allocate fixed or definite amounts of commissions to brokers.

(c) With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements and similar types of master agreements, and options on futures contracts, which are permitted to be made by the Subadviser in accordance with this Agreement and the investment objectives and strategies of the Portfolio(s), as outlined in the Registration Statement for the Portfolio(s), the Adviser hereby authorizes and directs the Subadviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement, including, but not limited to, executing as agent, on behalf of the Portfolio(s), master and related agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of the Portfolio(s), such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Subadviser also is hereby authorized to instruct a Portfolio’s custodian with respect to any collateral management activities in connection with any derivatives transactions and to enter into standard industry protocol arrangements (including those published by ISDA). The Subadviser is also authorized to provide evidence of its authority to enter into such master and related agreements, including by delivering a copy of this provision. The Adviser acknowledges and understands: (i) that the Subadviser will rely on representations, warranties and covenants made by the Adviser when entering into such agreements and when entering into derivatives transactions on behalf of the Portfolio(s); and (ii) that it will be bound by any such trading accounts established, and agreements and other documentation executed, by the Subadviser for such investment purposes and agrees to provide the Subadviser with tax information, governing documents, representations, warranties and covenants, legal opinions and other information concerning the Portfolio(s) as may be reasonably necessary to complete such agreements and other documentation. The Subadviser is required to provide the Adviser with copies of the applicable agreements and documentation promptly upon request and to notify the Adviser of any claims by counterparties or financial intermediaries that a Portfolio has triggered an early termination or default provision or otherwise is out of compliance with the terms of the applicable agreement or that the counterparty is excused from performing under the agreement. The Subadviser is hereby authorized, to the extent required by regulatory agencies or market practice, to reveal the Trust and the Portfolio’s identity and address to any financial intermediary through which or with which financial instruments are traded or cleared.

The authority shall include, without limitation the authority on behalf of and in the name of the Portfolio(s) to execute: (i) documentation relating to private placements, loans and bank debt (including Loan Syndications and Trading Association and Loan Market Association documentation); (ii) waivers, consents, amendments or other modifications relating to investments; and (iii) purchase agreements, sales agreements, commitment letters, pricing letters, registration rights agreements, indemnities and contributions, escrow agreements and other investment related agreements.

The Subadviser is authorized to terminate all such master and related agreements and other documentation with respect to a Portfolio when it determines it is in the best interest of the Portfolio to do so, and it is authorized to exercise all default and other rights of the Portfolio against the other party(ies) to such agreements in accordance with its fiduciary duties and the best interest of the Portfolio. Upon termination of this Agreement, the Subadviser agrees to remove the Portfolio(s) as parties to such agreements and to consult with the Adviser regarding close-out, novation or continuation of positions under the agreements and retention of accounts or transfer of such accounts, which the Adviser shall determine in its sole discretion. If instructed by the Adviser to do so, the Subadviser shall close out open positions and transfer financial instruments in accordance with the Adviser’s instructions.

4. Compensation of the Subadviser. The Subadviser shall not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder. As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the portion of the assets managed by the Subadviser for each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

5. Other Services. At the request of the Trust or the Adviser, the Subadviser in its discretion may make available to the Trust, office facilities, equipment, personnel and other services

6. in order to facilitate meetings or other similar functions. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Subadviser and billed to the Trust or the Adviser at the Subadviser’s cost.

7. Reports. The Trust, the Adviser and the Subadviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trust as each may reasonably request.

8. Status of the Subadviser. The services of the Subadviser to the Adviser and the Trust are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

9. Advertising. Subadviser shall not provide or in any way distribute any sales or advertising materials, whether or not related to the Trust, to any employee or representative of AIG Capital Services, Inc. (“ACS”) or its affiliates, including wholesaling personnel, unless such material has been received and approved, in writing, by the Adviser.

10. Proxy Voting. Subject to the prior approval by the Board of Trustees of the Trust and upon thirty (30) days’ written notice to the Subadviser (or such lesser or longer notice as is acceptable to the Subadviser), the Adviser reserves the right to delegate to the Subadviser responsibility for exercising voting rights for all of the securities held by the Subadviser’s allocated portion of the Portfolio. To the extent so delegated, the Subadviser will exercise voting rights with respect to securities held by a Portfolio in accordance with the Subadviser’s written proxy voting policies and procedures, subject to the Subadviser’s receipt of all necessary voting materials and to such reasonable reporting and other requirements as shall be established by the Adviser. Under these circumstances, the Adviser agrees to instruct the Portfolio(s) custodian to forward all proxy materials and related shareholder communications to the designee provided by the Subadviser promptly upon receipt. The Subadviser shall not be liable with regard to voting of proxies if the proxy materials and related communications are not received in a timely manner. To the extent the Adviser retains the responsibility for voting proxies, the Subadviser agrees to provide input on certain proxy voting matters or proposals as may be reasonably requested by the Adviser.

11. Certain Records. The Subadviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the investments of the Portfolio(s) that are required to be maintained by the Trust pursuant to the requirements of Rule 31a-1 of the 1940 Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Subadviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust or the Adviser on request; provided, however, that the Subadviser may retain copies of any records to the extent required for it to comply with applicable laws. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act. Notwithstanding the foregoing, Subadviser has no responsibility for the maintenance of the records of the Trust, except for those related to the Portfolio(s).

The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Trust’s auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

12. Reference to the Subadviser. Neither the Trust nor the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld. Additionally, if substantive changes are made to such materials thereafter, the Portfolio shall furnish to the Subadviser the updated material for approval prior to first use, which approval shall not be unreasonably withheld. Upon the termination of this Agreement, none of the Trust, the Portfolio or the Adviser or any affiliate or agent thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials. Notwithstanding the above, for so long as the Subadviser serves as subadviser to the Portfolio, the Trust, the Portfolio and the Adviser may use the name “J.P. Morgan Investment Management Inc.” or “JPMorgan” in the Registration Statement, shareholder reports, and other filings with the SEC, or after the Subadviser ceases to serve as subadviser, if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal, without the Subadviser’s prior consent.

13. Liability of the Subadviser. (a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (“disabling conduct”) hereunder on the part of the Subadviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser), the Subadviser shall not be subject to liability to the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) or to the Trust (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Trust) for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from Subadviser’s rendering of services under this Agreement.

(b) The Subadviser agrees to indemnify and hold harmless the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) and/or the Trust (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Trust) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser and/or the Trust and their affiliates or such officers, directors/trustees, agents, employees, controlling persons and shareholders may become subject under the 1940 Act, the 1933 Act, under other statutes, common law or otherwise, which arise from the Subadviser’s disabling conduct, including but not limited to a failure by the Subadviser to comply with the diversification requirements specified in the Internal Revenue Service’s regulations under Section 817(h) of the Code; provided, however, that in no case is the Subadviser’s indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement.

(c) The Subadviser shall not be liable to the Adviser for (i) any acts of the Adviser or any other subadviser to the Portfolio with respect to the portion of the assets of a Portfolio not managed by Subadviser; and (ii) reasonable acts of the Subadviser which result from a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser or any other subadviser to a Portfolio, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request.

(d) Under no circumstances shall the Adviser or the Subadviser be liable to any indemnitee for indirect, special or consequential damages, even if the Adviser or the Subadviser is apprised to the likelihood of such damages.

14. Permissible Interests. Trustees and agents of the Trust are or may be interested in the Subadviser (or any successor thereof) as directors/trustees, partners, officers, or shareholders, or otherwise; directors/trustees, partners, officers, agents, and shareholders of the Subadviser are or may be interested in the Trust as trustees, or otherwise; and the Subadviser (or any successor) is or may be interested in the Trust in some manner.

15. Term of the Agreement. This Agreement shall continue in full force and effect with respect to each Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust.

With respect to each Portfolio, this Agreement may be terminated at any time, without payment of a penalty by the Portfolio or the Trust, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, voting separately from any other series of the Trust, or by the Adviser, on not less than 30 nor more than 60 days’ written notice to the Subadviser. With respect to each Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser and the Trust. The termination of this Agreement with respect to any Portfolio or the addition of any Portfolio to Schedule A hereto (in the manner required by the 1940 Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the 1940 Act). This Agreement will also terminate in the event that the Advisory Agreement by and between the Trust and the Adviser is terminated.

16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17. Amendments. This Agreement may be amended by mutual consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

18. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

19. Personal Liability. The Declaration of the Trust establishing the Trust (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with that Declaration, no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property,” as defined in the Declaration, only shall be liable.

20. Separate Series. Pursuant to the provisions of the Declaration, each Portfolio is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other Portfolio or of the Trust as a whole.

21. Delegation. The Subadviser may employ an affiliate or a third party to perform any accounting, administrative, reporting, proxy voting or ancillary services required to enable the Subadviser to perform its functions under this Agreement. The Subadviser may provide information about the Portfolio(s) to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. The Subadviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the Subadviser of any of its obligations under this Agreement.

22. Confidentiality. (a) Each party will receive and hold any records or other information obtained pursuant to this Agreement (“confidential information”) in the strictest confidence, and acknowledges, represents, and warrants that it will use its reasonable best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties (other than such party’s respective Representatives (as defined below)) or otherwise use, except in accordance with the terms of this Agreement, any confidential information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of a Portfolio’s business, including, but not limited to, as may be requested by broker-dealers or third party firms conducting due diligence on the Portfolio; provided that such recipients must agree to protect the confidentiality of such confidential information and use such information only for the purposes of providing services to the Portfolio; provided, further, however, this covenant shall not apply to information which: (i) has been made publicly available by the other party or is otherwise in the public domain through no fault of the disclosing party; (ii) is within the legitimate possession of the disclosing party prior to its disclosure by such party and without any obligation of confidence; (iii) is lawfully received by the disclosing party from a third party when, to the best of such party’s knowledge and belief, such third party was not restricted from disclosing the information to such party; (iv) is independently developed by the disclosing party through persons who have not had access to, or knowledge of, the confidential information; or (v) is approved in writing for disclosure by the other party prior to its disclosure. For the avoidance of doubt, notwithstanding anything in this Section 21, the Subadviser is permitted to disclose Portfolio(s) information in accordance with Section 20 of this Agreement.

(b) Any confidential information provided by a party shall remain the sole property of such party, and shall be promptly returned to such party (or destroyed) following any request by such party to do so. Notwithstanding the foregoing, either party (and others to whom permitted disclosure has been made) (i) may retain a copy of the confidential information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention and (ii) shall not be required to return, delete, or destroy any confidential information as resides on its electronic systems, including email and back-up tapes, it being understood that any such surviving confidential information shall remain subject to the limitations of this Section 21.

(c) To the extent that any confidential information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party agrees that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All confidential information furnished by either party to the other or such other party’s Representatives hereunder that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges, this Agreement, and under the joint defense doctrine.

(d) Notwithstanding any other provision of this Agreement, each party and its respective Representatives shall be permitted to retain and disclose confidential information to the extent such retention and disclosure is: (i) required by any law or regulation; (ii) required or requested by, or necessary under the rules of, any court, any governmental agency or other regulatory authority (including, without limitation, any stock exchange or self-regulatory organization); or (iii) necessary in connection with any action, investigation or proceeding (including, without limitation, as part of any interrogatory, court order, subpoena, administrative proceeding, civil investigatory demand, in each case whether oral or written, or any other legal or regulatory process); provided, however, to the extent permitted by law, regulation or regulatory requirement, such party shall promptly notify the other party of the pending disclosure in writing and cooperate in all reasonable respects (and at such other party’s expense) with such other party in seeking to obtain a protective order either precluding such disclosure or requiring that the confidential information so disclosed be maintained as confidential or used only for the purposes related to the action, investigation or proceeding).

(e) For purposes of this Agreement, “Representatives” with respect to a party means such party’s representatives, directors, officers, investment and advisory committee members, employees, fund participants, rating agencies, professional advisers (including lawyers, accountants and investment bankers), affiliates or agents of such party who have a need to know confidential information (including employees, agents and representatives of an affiliate or third party to whom Subadviser has delegated certain responsibilities under Section 20 above). A party shall be responsible for enforcing compliance with this Agreement by its Representatives, if and to the extent such party has disclosed confidential information to any of them. The terms of this Section 21 are in addition to the terms of any other agreements between the parties or their affiliates.

(f) The parties agree that, notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolio(s) and may include such total return in the calculation of composite performance information.

(g) For the avoidance of doubt, it is understood that any information or recommendation supplied by, or produced by, the Subadviser in connection with the performance of its obligations hereunder is to be regarded by the Portfolio(s) and the Adviser as confidential and for use only by the Adviser and the Portfolio(s).

23. Adviser Representations. The Adviser represents and warrants to Subadviser that: (i) the Adviser have full power and authority to appoint Subadviser to manage the Portfolio in accordance with the terms of this Agreement, (ii) this Agreement is valid and has been duly authorized, does not violate any obligation by which the Adviser is bound, and when so executed and delivered, will be binding upon the Adviser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principles of equity (and the Adviser agrees to provide Subadviser with evidence of such authority as may be reasonably requested by Subadviser).

24. Trade Settlement at Termination. Termination will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination, the Subadviser shall be entitled, without prior notice to the Adviser or the Portfolio, to direct the Portfolio’s custodian to retain and/or realize any assets of the Portfolio as may be required to settle transactions already initiated, and to pay any outstanding liabilities of the Subadviser with respect to such transaction. Following the date of effective termination, any new transactions will only be executed by mutual agreement between the Adviser and the Subadviser.

25. Force Majeure. Neither party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

26. Customer Identification Program. To help the government fight the funding of terrorism and money laundering activities, Subadviser has adopted a Customer Identification Program, (“CIP”) pursuant to which Subadviser is required to obtain, verify and maintain records of certain information relating to its clients. In order to facilitate Subadviser’s compliance with its CIP, Adviser and Trust hereby represent and warrant that (i) Portfolio’s taxpayer identification number or other government issued identification number is reflected on Schedule A; (ii) all documents provided to Subadviser are true and accurate as of the date hereof; and (iii) Adviser agrees to provide to Subadviser such other information and documents that Subadviser requests in order to comply with Subadviser’s CIP.

27. Notices. All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by electronic mail, by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service.

The Adviser consents to the delivery of a Portfolio’s account statements, reports and other communications related to the services provided under this Agreement (collectively, “Account Communications”) via electronic mail and/or other electronic means acceptable to the Adviser, in lieu of sending such Account Communications as hard copies via facsimile, mail or other means. The Adviser confirms that it has provided the Subadviser with at least one valid electronic mail address where Account Communications can be sent. The Adviser acknowledges that the Subadviser reserves the right to distribute certain Account Communications via facsimile, mail or other means to the extent required by applicable law or otherwise deemed advisable. The Adviser may withdraw consent to electronic delivery at any time by giving the Subadviser notice pursuant this Section.

Subadviser:	J.P. Morgan Investment Management Inc.
277 Park Avenue
New York, NY 10036
Attention: bootsie.beeks@jpmchase.com

Adviser:	SunAmerica Asset Management, LLC
30 Hudson Street, 16th Floor
Jersey City, NJ 07302
Attention: General Counsel
Email address: SaamcoLegal@corebridgefinancial.com

28. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ John T. Genoy
Name: John T. Genoy
Title: President

J.P. MORGAN INVESTMENT
MANAGEMENT INC.

By:	/s/ Bootsie Beeks
Name: Bootsie Beeks
Title: Vice President

[Signature Page to SST J.P. Morgan Subadvisory Agreement]

SCHEDULE A

Effective January 13, 2025

Portfolio(s)	Annual Rate (as a percentage of the daily net assets the Subadviser manages in the Portfolio)
SA Multi-Managed Growth Portfolio (Tax ID No. 95-4623904)	[Omitted]
SA Multi-Managed Moderate Growth Portfolio (Tax ID No. 95-4623903)	[Omitted]
SA Multi-Managed Small Cap Portfolio (Tax ID No. 95-4714426)	[Omitted]